As filed with the Securities and Exchange Commission on January 14, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACE Limited

(Exact Name of Registrant as Specified in Its Charter)

Switzerland	98-0091805
(State or other jurisdiction of Incorporation or Organization)	(IRS employer identification no.)

Baerengasse 32

Zurich, Switzerland CH-8001

(Address of principal executive offices, including zip code)

The Chubb Corporation Long-Term Incentive Plan (2014)

The Chubb Corporation Long-Term Incentive Plan (2009)

The Chubb Corporation Long-Term Incentive Plan (2004)

The Chubb Corporation Long-Term Stock Incentive Plan for Non-Employee Directors (2004)

The Chubb Corporation Stock Option Plan for Non-Employee Directors (2001)

The Chubb Corporation Long-Term Stock Incentive Plan (2000)

The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996)

The Chubb Corporation Deferred Compensation Plan for Directors

The Chubb Corporation Key Employee Deferred Compensation Plan (2005)

Defined Contribution Excess Benefit Plan of the Chubb Corporation

Capital Accumulation Plan of the Chubb Corporation

(Full Title of Plan)

Christopher J. Kearns

Deputy General Counsel

ACE Group Holdings, Inc.

1133 Avenue of the Americas

New York, New York 10036

+1 212-827-4400

(Name, address, including zip code, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. Check one:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (14)	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, par value CHF 24.15 per share, under The Chubb Corporation Long-Term Incentive Plan (2014)	7,704,793 (2)	$109.86	$846,448,558.98	$85,237.37
Common Shares, par value CHF 24.15 per share, under The Chubb Corporation Long-Term Incentive Plan (2014)	2,152,041 (3)	$109.86	$236,423,246.56	$23,807.82
Common Shares, par value CHF 24.15 per share, under The Chubb Corporation Long-Term Incentive Plan (2009)	2,057,266 (4)	$109.86	$226,011,295.59	$22,759.34
Common Shares, par value CHF 24.15 per share, under The Chubb Corporation Long-Term Stock Incentive Plan (2004)	10,356 (5)	$109.86	$1,137,676.55	$114.56
Common Shares, par value CHF 24.15 per share, under The Chubb Corporation Long-Term Stock Incentive Plan for Non-Employee Directors (2004)	35,537 (6)	$109.86	$3,904,112.11	$393.14
Common Shares, par value CHF 24.15 under The Chubb Corporation Stock Option Plan for Non-Employee Directors (2001)	19,918 (7)	$109.86	$2,188,215.19	$220.35
Common Shares, par value CHF 24.15 under The Chubb Corporation Long-Term Stock Incentive Plan (2000)	72,083 (8)	$109.86	$7,919,010.17	$797.44
Common Shares, par value CHF 24.15 under The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996)	15,090 (9)	$109.86	$1,657,804.99	$166.94
Common Shares, par value CHF 24.15 under The Chubb Corporation Deferred Compensation Plan for Directors	31,887 (10)	$109.86	$3,503,123.54	$352.76
Common Shares, par value CHF 24.15 under The Chubb Corporation Key Employee Deferred Compensation Plan (2005)	671,861 (11)	$109.86	$73,810,685.84	$7,432.74
Common Shares, par value CHF 24.15 under the Defined Contribution Excess Benefit Plan of the Chubb Corporation	94,045 (12)	$109.86	$10,331,753.26	$1,040.41
Common Shares, par value CHF 24.15 under the Capital Accumulation Plan of the Chubb Corporation	3,737,705 (13)	$109.86	$410,624,258.72	$41,349.86
Total	16,602,583	—	$1,823,959,741.52	$155,261.76 (15)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of common shares of ACE Limited (“ACE common shares”) which may become issuable pursuant to the anti-dilution provisions of The Chubb Corporation Long-Term Incentive Plan (2014), The Chubb Corporation Long-Term Incentive Plan (2009), The Chubb Corporation Long-Term Stock Incentive Plan (2004), The Chubb Corporation Long-Term Stock Incentive Plan for Non-Employee Directors (2004), The Chubb Corporation Stock Option Plan for Non-Employee Directors (2001), The Chubb Corporation Long-Term Stock Incentive Plan (2000), and The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996) (collectively, the “Company Stock Plans”), The Chubb Corporation Deferred Compensation Plan for Directors, The Chubb Corporation Key Employee Deferred Compensation Plan (2005), and the Defined Contribution Excess Benefit Plan of the Chubb Corporation (collectively, the “Company Deferred Compensation Plans”) and the Capital Accumulation Plan of the Chubb Corporation (the “Capital Accumulation Plan”).
(2)	Represents ACE common shares reserved for issuance under The Chubb Corporation Long-Term Incentive Plan (2014). For more details, please see the explanatory note following this page.
(3)	Represents stock options, restricted stock units, performance stock units and deferred units in respect of ACE common shares assumed by ACE under The Chubb Corporation Long-Term Incentive Plan (2014). For more details, please see the explanatory note following this page.
(4)	Represents stock options, restricted stock units, performance stock units and deferred units in respect of ACE common shares assumed by ACE under The Chubb Corporation Long-Term Incentive Plan (2009). For more details, please see the explanatory note following this page.
(5)	Represents stock options, restricted stock units and deferred units in respect of ACE common shares assumed by ACE under The Chubb Corporation Long-Term Stock Incentive Plan (2004). For more details, please see the explanatory note following this page.
(6)	Represents stock options, restricted stock units, performance stock units and deferred units in respect of ACE common shares assumed by ACE under The Chubb Corporation Long-Term Stock Incentive Plan for Non-Employee Directors (2004). For more details, please see the explanatory note following this page.
(7)	Represents stock options in respect of ACE common shares assumed by ACE under The Chubb Corporation Stock Option Plan for Non-Employee Directors (2001). For more details, please see the explanatory note following this page.
(8)	Represents restricted stock units in respect of ACE common shares assumed by ACE under The Chubb Corporation Long-Term Stock Incentive Plan (2000). For more details, please see the explanatory note following this page.
(9)	Represents stock options in respect of ACE common shares assumed by ACE under The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996). For more details, please see the explanatory note following this page.
(10)	Represents deferred share-based awards denominated in ACE common shares and assumed by ACE under The Chubb Corporation Deferred Compensation Plan for Directors. For more details, please see the explanatory note following this page.
(11)	Represents deferred share-based awards denominated in ACE common shares and assumed by ACE under The Chubb Corporation Key Employee Deferred Compensation Plan (2005). For more details, please see the explanatory note following this page.
(12)	Represents obligations to deliver ACE common shares assumed by ACE under the Defined Contribution Excess Benefit Plan of the Chubb Corporation. For more details, please see the explanatory note following this page.
(13)	Represents ACE common shares held by current Chubb employees under the Capital Accumulation Plan of the Chubb Corporation. For more details, please see the explanatory note following this page.
(14)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices per share of ACE common shares as reported on the New York Stock Exchange on January 11, 2016.
(15)	Pursuant to Rule 457(p) under the Securities Act, the amount of the registration fee payable hereunder has been partially offset by previously paid filing fees as follows: (a) on August 3, 2015, the Registrant filed a Registration Statement on Form S-4, File Number 333-206056, and paid a filing fee of $1,627,850.51. The offering was completed on October 22, 2015; upon completion of merger described in the Explanatory Note, there were unsold shares remaining for which a filing fee of $28,410.98 had been paid that may be used as an offset against future filings; (b) In connection with the filing of this Registration Statement, the total filing fee of $182,875.30 is hereby offset by $28,410.98, which represents the unused portion of the filing fees paid in (a) above.

EXPLANATORY NOTE

ACE Limited (“ACE” or the “Registrant”) is filing this Registration Statement on Form S-8 with respect to up to 16,602,583 of its common shares, par value CHF 24.15 per share (“Common Shares”), issuable in connection with the Company Stock Plans and the Company Deferred Compensation Plans.

Pursuant to the Agreement and Plan of Merger, dated as of June 30, 2015 (the “Merger Agreement”), by and among The Chubb Corporation, a New Jersey Corporation (“Chubb”), ACE and William Investment Holdings Corporation, a New Jersey corporation and a wholly owned subsidiary of ACE (“Merger Sub”), Merger Sub will merge with and into Chubb, which is expected to become effective as of 5:30 p.m. on January 14, 2015 (the “Effective Time”). In accordance with the Merger Agreement, at the effective time of the transactions contemplated therein, ACE assumed each outstanding option to purchase shares of Chubb common stock granted under the Company Stock Plans; each restricted stock unit award granted under the Company Stock Plans, each performance unit award granted under the Company Stock Plans (assuming achievement of target performance with respect to open performance periods), and each deferred stock unit award granted under the Company Stock Plans, in each case, that is unsettled immediately prior to the Effective Time; and each share of Chubb common stock in respect of a deferred unit obligation under the Company Deferred Compensation Plans that is outstanding immediately prior to the Effective Time. As a result of this assumption, at the Effective Time, the options were converted to options to purchase Common Shares, the restricted stock unit awards, performance unit awards and deferred stock unit awards were converted into restricted stock unit awards, performance unit awards and deferred stock unit awards, respectively, denominated in Common Shares (assuming, with respect to the performance unit awards, achievement of target performance with respect to open performance periods), and shares of Chubb common stock in respect of deferred unit obligations under the Company Deferred Compensation Plans were deemed invested in Common Shares. As a result of the transactions contemplated by the Merger Agreement, ACE assumed the Company Stock Plans and the Company Deferred Compensation Plans at the Effective Time, and ACE may also issue future equity or equity-based awards under The Chubb Corporation Long-Term Incentive Plan (2014) to employees who (a) were employees of Chubb prior to the Effective Time or (b) are hired by ACE or any of its subsidiaries (including Chubb) after the Effective Time, and who in each case were not employed immediately before the Effective Time by ACE or its subsidiaries. Pursuant to the Capital Accumulation Plan, as amended, at the Effective Time, the Company stock funds under the Capital Accumulation Plan will be replaced with a stock fund designed to invest in ACE Common Shares.

PART I

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Company Stock Plans as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 27, 2015;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed on April 29, 2015, for the quarterly period ended June 30, 2015, filed on August 4, 2015, and for the quarterly period ended September 30, 2015, filed on November 4, 2015;

(c) The Registrant’s Current Reports on Form 8-K dated December 14, 2015, November 3, 2015, October 22, 2015, October 20, 2015, October 14, 2015, October 1, 2015, July 21, 2015, July 7, 2015, July 1, 2015, May 22, 2015, April 21, 2015, March 31, 2015, March 16, 2015 and January 27, 2015; and

(d) The description of Common Shares included in the Registration Statement on Form 8-A/A dated August 28, 2008 filed under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) (incorporating the description of Common Shares included in the Registration Statement on Form S-4/A (No. 333-150367) filed on May 29, 2008 pursuant to the Securities Act under the captions “Proposal No. 5: APPROVAL OF THE CONTINUATION—Description of Share Capital” and “—Borrowing-Issuance of Debt Securities”).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the Securities and Exchange Commission rules shall not be deemed incorporated by reference into this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

The legality of the Common Shares to which this Registration Statement relates has been passed upon for the Registrant by Bär & Karrer AG.

Item 6.	Indemnification of Directors and Officers

It is generally permissible under Swiss law to agree in a fiduciary agreement to hold a board member harmless for any liabilities that he is confronted with during his or her term of office, save for gross negligence, willful intent, contradictory action with regard to legitimate instructions, or in respect of the violation of certain corporate law duties. Swiss law permits the Registrant or each board member or officer individually to purchase and maintain insurance for directors and officers. The coverage of such insurance depends on the individual insurance policy.

The ACE board members as well as the officers of ACE are jointly and severally liable to ACE, the shareholders and the creditors for damage caused by violation of their duties.

A resolution passed at shareholders’ meeting discharging the members of the ACE board and management for statutory liability covers only matters that have been disclosed to the shareholders’ meeting and is binding only upon ACE and upon shareholders that have approved the resolution. The right of the remaining shareholders to claim damages on behalf of the Registrant expires six months after such resolution has been passed.

ACE’s articles of association provide that ACE will indemnify and hold harmless, to the fullest extent permitted by law, each of the members of the ACE board and officers out of ACE’s assets from and against all actions, costs, charges, losses, damages and expenses which they or any of them may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty on behalf of ACE; provided that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree not subject to appeal, to have committed fraud or dishonesty. Without limiting the foregoing, ACE shall advance court costs and attorney’s fees to the members of the ACE board and officers, except in cases where ACE itself is the plaintiff. ACE may however recover such advanced cost if a court holds that the ACE board or the officer in question has breached relevant duties.

ACE has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements are in furtherance of ACE’s articles of association, which require the Registrant to indemnify its directors and officers to the fullest extent permitted by law. The indemnification agreements provide for indemnification arising out of specified indemnifiable events and provide for advancement of expenses. The indemnification agreements set forth procedures relating to indemnification claims.

Swiss law permits a company and each board member or officer individually to purchase and maintain insurance for directors and officers. ACE maintains directors’ and officers’ insurance for its directors and officers. Directors and officers of ACE are provided with indemnification against certain liabilities pursuant to a directors’ and officers’ liability insurance policy. Coverage is afforded for any loss that the insureds become legally obligated to pay by reason of any claim or claims first made against the insureds or any of them during the policy period from any wrongful acts that are actually or allegedly caused, committed or attempted by the insureds prior to the end of the policy period. Wrongful acts are defined as any actual or alleged error, misstatement, misleading statement or act, omission, neglect or breach of duty by the insureds while acting in their individual or collective capacities as directors or officers of ACE, or any other matter claimed against them by reason of their being directors or officers of ACE. Certain of ACE’s directors may also be provided by their employer with indemnification against certain liabilities incurred as directors of ACE.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The exhibits filed herewith or incorporated by reference herein are set forth in the Index to the Exhibits filed as part of this Registration Statement hereof.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes to such information in this Registration Statement;

provided, however, paragraphs (a)(1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

With respect to any securities covered by this Registration Statement that are issued under any plan that is subject to the requirements of Employment Retirement Income Security Act of 1974, as amended, the Registrant hereby undertakes that it will submit or has submitted the plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 14, 2016.

ACE Limited

By	/s/ Philip V. Bancroft
	Name:	Philip V. Bancroft
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on January 14, 2016.

Signature	Title

* Evan Greenberg	Chairman, President and Chief Executive Officer; Director (Principal Executive Officer)

/s/ Philip V. Bancroft Philip V. Bancroft	Chief Financial Officer (Principal Financial Officer)

/s/ Paul B. Medini Paul B. Medini	Chief Accounting Officer (Principal Accounting Officer)

* Michael G. Atieh	Director

* Mary A. Cirillo	Director

* Michael P. Connors	Director

* John A. Edwardson	Director

* Robert M. Hernandez	Director

* Peter Menikoff	Director

* Leo F. Mullin	Director

Signature	Title

* Kimberly Ross	Director

* Robert W. Scully	Director

* Eugene B. Shanks	Director

* Theodore Shasta	Director

* David H. Sidwell	Director

* Olivier Steimer	Director

*By:	/s/ Philip V. Bancroft
Philip V. Bancroft
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Amended and Restated Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 22, 2015)

4.2	Organizational Regulations of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on May 21, 2015)

4.3	Specimen certificate representing Common Shares (Incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed on July 18, 2008)

5.1	Opinion of Bär & Karrer AG

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Bär & Karrer AG (included in Exhibit 5.1)

24.1	Power of Attorney (filed herewith)

99.1	The Chubb Corporation Long-Term Incentive Plan (2014) incorporated by reference to Exhibit (99.1) of The Chubb Corporation’s registration statement on Form S-8 filed on April 29, 2014 (File No. 333-195560)

99.2	The Chubb Corporation Long-Term Incentive Plan (2009) incorporated by reference to Exhibit (99.1) of The Chubb Corporation’s registration statement on Form S-8 filed on April 28, 2009 (File No. 333-158841)

99.3	The Chubb Corporation Long-Term Stock Incentive Plan (2004) incorporated by reference to Annex B of The Chubb Corporation’s definitive proxy statement for the Annual Meeting of Shareholders held on April 27, 2004

99.4	Amendment to The Chubb Corporation Long-Term Stock Incentive Plan (2004) incorporated by reference to Exhibit (10.8) of The Chubb Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008

99.5	The Chubb Corporation Long-Term Stock Incentive Plan for Non-Employee Directors (2004) incorporated by reference to Annex C of The Chubb Corporation’s definitive proxy statement for the Annual Meeting of Shareholders held on April 27, 2004

99.6	Amendment No. 1 to The Chubb Corporation Long-Term Stock Incentive Plan for Non-Employee Directors (2004) incorporated by reference to Exhibit (10.12) of The Chubb Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008

99.7	The Chubb Corporation Stock Option Plan for Non-Employee Directors (2001) incorporated by reference to Exhibit C of The Chubb Corporation’s definitive proxy statement for the Annual Meeting of Shareholders held on April 24, 2001

99.8	The Chubb Corporation Long-Term Stock Incentive Plan (2000) incorporated by reference to Exhibit A of The Chubb Corporation’s definitive proxy statement for the Annual Meeting of Shareholders held on April 25, 2000.

99.9	The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996), as amended, incorporated by reference to Exhibit (10) of The Chubb Corporation’s Annual Report on Form 10-K for the year ended December 31, 1998.

Exhibit Number	Exhibit

99.10	The Chubb Corporation Deferred Compensation Plan for Directors, as amended, incorporated by reference to Exhibit (10.1) of The Chubb Corporation’s Current Report on Form 8-K filed on December 11, 2006

99.11	Amendment No. 1 to The Chubb Corporation Deferred Compensation Plan for Directors, incorporated by reference to Exhibit (10.23) of The Chubb Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008

99.12	The Chubb Corporation Key Employee Deferred Compensation Plan (2005) incorporated by reference to Exhibit (10.9) of The Chubb Corporation’s Current Report on Form 8-K filed on March 9, 2005

99.13	Amendment One to The Chubb Corporation Key Employee Deferred Compensation Plan (2005) incorporated by reference to Exhibit (10.1) of The Chubb Corporation’s Current Report on Form 8-K filed on September 12, 2005

99.14	Amendment No. 2 to The Chubb Corporation Key Employee Deferred Compensation Plan (2005) incorporated by reference to Exhibit (10.20) of The Chubb Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008

99.15	Amendment No. 3 to The Chubb Corporation Key Employee Deferred Compensation Plan (2005) incorporated by reference to Exhibit (10.32) of The Chubb Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012

99.16	Defined Contribution Excess Benefit Plan of The Chubb Corporation

99.17	Amendment No. 1 to the Defined Contribution Excess Benefit Plan of The Chubb Corporation

99.18	Amendment No. 2 to the Defined Contribution Excess Benefit Plan of The Chubb Corporation

99.19	Capital Accumulation Plan of The Chubb Corporation

99.20	Amendment No. 1 to the Capital Accumulation Plan of The Chubb Corporation

99.21	Amendment No. 2 to the Capital Accumulation Plan of The Chubb Corporation

99.22	Amendment No. 3 to the Capital Accumulation Plan of The Chubb Corporation

99.23	Amendment No. 4 to the Capital Accumulation Plan of The Chubb Corporation

99.24	Amendment No. 5 to the Capital Accumulation Plan of The Chubb Corporation